CONSULTING AGREEMENT

THIS AGREEMENT is dated as of the 1st day of November, 2013, but is effective as of the 1st day of September, 2013 (the “Effective Date”).

BETWEEN:

PARK PLACE ENERGY CORP., a corporation organized under the laws of the State of Nevada, USA, with its address at 300, 400 – 5th Ave SW, Calgary, Alberta, Canada T2P 0L6 (the "Company")

AND:

LARSEN ENERGY CONSULTING INC., a corporation organized under the laws of Texas, with its address at 3364 Blackburn St., Dallas, Texas 75204 ("LECI").

AND:

SCOTT C. LARSEN, an individual whose address is 3364 Blackburn St., Dallas, Texas 75204 ("Larsen").

(Larsen Energy Consulting Inc. and Larsen are jointly referred to herein as “Consultant”; The Company, LECI and Larsen are collectively referred to as the “Parties” and individually as a “Party”)

WHEREAS:

A.          The Company desires to retain LECI to provide the Company with management services in regards to the Company's management and operations including Larsen acting as the President and Chief Executive Officer of the Company; and

B.           LECI has agreed to provide the Services to the Company on the terms and conditions of this Agreement; and

C.           Larsen has consented to serve in the positions set forth in this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each, the Parties hereto agree as follows:

ARTICLE I
APPOINTMENT AND AUTHORITY OF LECI

1.1          Appointment of LECI. The Company hereby appoints LECI to perform the services for the benefit of the Company as hereinafter set forth (hereafter called the “Services”)

and the Company hereby authorizes LECI to exercise such powers as provided under this Agreement. LECI accepts such appointment on the terms and conditions herein set forth. LECI shall be permitted to identify itself as a representative of Company for the purpose of performing the Services.

1.2          Performance of Services. The Services hereunder have been and shall continue to be provided on the basis of the following terms and conditions:

(a)

the Services shall include those services customarily provided by a President and Chief Executive Officer of public companies, including such other management advisory services as may be reasonably requested by the Company’s board of Directors from time to time.

(b)

Larsen, as the individual appointed to the positions of President and Chief Executive Officer, shall report directly to the Board of Directors of the Company and all such actions of Larsen in such roles such be considered as fulfilling the Services hereunder;

(c)

LECI shall faithfully, honestly and diligently serve the Company and cooperate with the Company and utilize reasonable professional skill and care commensurate with LECI’s experience and training to ensure that the Services rendered hereunder are to the satisfaction of the Company, acting reasonably, and LECI shall provide any other services not specifically mentioned herein, but which LECI believes necessary or appropriate to ensure that the best interests of the Company are maintained; and

(d)

LECI, or Larsen as LECI’s appointed nominee, shall report the results of LECI's duties hereunder to the Company’s Board of Directors from time to time or to other parties at the direction of the Board of Directors and/or the Company from time to time.

1.4          Key Representative. It shall be a material term of this Agreement that Larsen shall serve as LECI's representative in performing the Services hereunder. LECI shall not be entitled to delegate any services hereunder to a representative other than Larsen without the express prior approval of the Company at its discretion.

1.5          Independent Contractor. In performing the Services, Consultant shall be an independent contractor and not an employee or agent of the Company, except that Consultant shall be the agent of the Company solely in circumstances where Consultant must be the agent to carry out its obligations as set forth in this Agreement. Nothing in this Agreement shall be deemed to require Consultant to provide services exclusively to the Company. Consultant hereby acknowledges that the Company is not required and shall not be required to make any remittances and payments required of employers by statute on Consultant's behalf and Consultant or any of its agents shall not be entitled to the employee benefits provided by the Company to its employees.

1.6          Appointment as Named Officer. Notwithstanding anything to the contrary herein, the Parties agree that, although LECI shall commence providing the Services hereunder as at the Effective Date, Larsen shall be appointed as President and Chief Executive Officer at a date determined mutually by the Board of Directors and LECI. Accordingly, until such time as Larsen is appointed President and Chief Executive Officer, the Parties agree that all Services to be provided under this Agreement by LECI shall be provided under the supervision and authority of Company’s current Chief Executive Officer and Board of Directors.

ARTICLE II
LECI'S AGREEMENTS

2.         1 Expense Statements. LECI may incur reasonable bona fide expenses in the name of the Company provided that such expenses are reasonable and relate primarily to the carrying out of the Services and are in accordance with the Company’s policies which may be in effect from time to time. LECI will forward all invoices for expenses incurred on behalf of and in the name of the Company no later than 30 days after being incurred and the Company agrees to pay said invoices directly on a timely basis. Such reasonable expense shall include: cell phone, office supplies, Skype, reasonable travel expenses and the like. “Reasonable” travel expenses includes, for illustrative purposes, business class air travel (consistent with Company’s policy for executive officers), accommodation and incidental costs within a hotel suitable for business affairs, all meals and travel expenses while travelling on behalf of the Company.

2.2          Regulatory Compliance. Consultant agrees to use all reasonable efforts to ensure the Company complies with applicable securities legislation and regulatory policies in relation to providing the Services, including but not limited to United States securities laws and the policies of the United States Securities and Exchange Commission. Nothing in the forgoing shall be construed to as to make Consultant responsible or liable for ensuring regulatory compliance of the Company, its shareholders and or other third parties.

2.3          Prohibition Against Insider Trading. Consultant hereby acknowledges that they are aware, and further agrees that Consultant will reasonably advise those of its directors, officers, employees and agents who may have access to Confidential Information, that United States securities laws prohibit any person who has material, non-public information about a company from purchasing or selling securities of such a company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. Nothing in the forgoing shall be construed to as to make Consultant responsible or liable for any insider trading by any third parties unless it is done with the express knowledge and express consent of Consultant acting recklessly in disregard to United States laws and regulations pertaining to insider trading.

ARTICLE III
COMPANY'S AGREEMENTS

3.1          Basic Compensation. In consideration of the Services, LECI shall receive compensation for the Services as follows:

(a)

For the period beginning on the Effective Date until completion of the month during which the Phase I Capital Raise (as defined below) is completed, US$13,000 per month, payable on the last business day of every month;

(b)	For the period following the month during which the Phase I Capital Raise is completed, $18,000 per month payable on the last business day of every month;

In this Agreement “Phase I Capital Raise” shall mean a cash financing by the Company of $10,000,000 in the aggregate that is completed not later than one year following the Effective Date.

3.2	Signing Bonus.

The Company shall issue to Larsen 400,000 stock options issuable under the Company’s 2013 Incentive Equity Plan with each option exercisable for a period of three (3) years from the date of issuance to purchase one common share of the Company at a price equal to the current market price on the date of grant (in USD).

3.3	Performance Based Compensation.

(a)

The Company undertakes to adopt a long term incentive compensation plan (the “LTIP”) which will include provisions for the issuance of Restricted Stock Units and Restricted Stock (hereinafter collectively called “RSUs”) no later than the Completion of the Phase I Capital Raise or at some other earlier date provided at the discretion of the Board of Directors of the Company. Provided the Phase I Capital Raise is completed within one year of the Effective Date, the Company shall issue to Larsen an award of 300,000 fully vested RSUs dated as of the date of the execution of final documents for the Phase I Capital Raise. The RSU shares issued to Larsen under this provision shall be subject to a minimum 2 year hold period during which Larsen shall not sell assign or short sell against any such RSU shares.

(b)

Subject to the adoption of the LTIP, the Company shall issue to Larsen 100,000 fully vested RSUs upon each anniversary of this Agreement dated as of the date of the execution of final documents for the Phase I Capital Raise, so long as this Agreement remains in effect.

(c)

If during the term of this Agreement the Company completes any additional cash financing of $10,000,000 or more in the aggregate in addition to the Phase I Capital Raise (a “Subsequent Capital Raise”), the Company shall issue to LECI 250,000 fully vested RSUs upon completion of the first Subsequent Capital Raise and 200,000 upon completion of a second Subsequent Capital Raise.

(d)

LECI or Larsen shall be entitled to receive such additional compensation awards at the discretion of the Board or, as applicable, the compensation committee, which awards shall be awarded from time to time for achieving milestones to be agreed upon.

(e)

With respect to any RSU awards, Larsen shall have the right and option to require that the Company withhold up to one third of the RSU shares awarded to Larsen and, as to the RSU shares withheld, to pay to Larsen the cash equivalent to the Market Price of the shares on the date of vesting so as to provide sufficient funds to Larsen for the payment of taxes relating to the RSU award.

3.3	Benefits and Expenses.

(a)

In the month following completion of the documentation for Phase I Capital Raise, the Company shall provide (or shall provide an allowance for) basic health insurance coverage for Larsen which coverage shall remain effective during the Term of this Agreement or any successor agreement to this Agreement. The cost of such basic health insurance coverage shall not exceed $1,200 per month (inflation adjusted annually at the anniversary date of this Agreement) and any such cost in excess of this amount, as may be adjusted from time to time for inflation, shall be borne by Consultant.

(b)	During the Term of this Agreement, Larsen shall be eligible to participate in any employee benefit plan for employees resident in the United States which the Company may maintain from time to time.

(c)

Consultant shall be solely responsible and liable for the payment of and compliance with all taxes and levies relating to the Compensation paid to LECI for the Services performed under this Agreement, including but not limited to, corporate income tax, personal income tax, withholding tax, social insurances and labour surcharges, value added tax, sales tax and indirect taxes.

3.4	Office. Subject to approval of the Board of Directors, the Company will re- locate its principal office to Dallas, Texas. The timing of the relocation shall be mutually agreed upon by the Parties.

3.5

Indemnification. Given the extensive nature of the activities of the Company prior to the election of Larsen as CEO and President, without limiting any other indemnification that may exist under the Company's governing documents or under applicable law, the Company shall indemnify, protect and hold LECI and Larsen harmless from and against any and all liability, claims causes of action, costs and expenses of any kind or nature whatsoever arising out of or in any way related to any actions that were taken, or should have been taken, by or on behalf of the Company prior to the election of Larsen as CEO and President, including without limitation actions that were taken, or should have been taken, with respect to securities, regulatory and tax matters.

ARTICLE IV
DURATION, TERMINATION AND DEFAULT

4.1          Effective Date. This Agreement shall become effective as of September 1, 2013 (the "Effective Date"), and shall continue for a period of 24 months thereafter (the "Term") or until earlier terminated pursuant to the terms of this Agreement. The Term shall automatically renew on a month to month basis thereafter unless earlier terminated pursuant to the terms of this Agreement.

4.2          Termination by Company. Without prejudicing any other rights that the Company may have hereunder or at law or in equity, the Company may terminate this Agreement immediately upon delivery of written notice to LECI if:

(a)	LECI itself commits a serious breach of US Securities Laws which it does not rectify within 15 days upon being notified of such breach;

(b)

LECI breaches any other material term of this Agreement and such breach is not cured to the reasonable satisfaction of the Company within thirty (30) days after written notice describing the breach in reasonable detail is delivered to LECI;

(c)	LECI has violated the confidentiality of any material information as provided for in this Agreement;

(d)	LECI is unable or unwilling to perform the Services under this Agreement,

(e)	LECI commits fraud, gross negligence or willful misconduct in the discharge of the Services; or

(f)	Larsen fails to consent to his appointment as President and Chief Executive Officer in a reasonable manner consistent with the terms of this agreement for his appointment.

Notwithstanding the foregoing, the Company may terminate this Agreement without cause by providing not less than thirty (30) days written notice to LECI.

4.3          Termination by LECI. Without prejudicing any other rights that LECI may have hereunder or at law or in equity, the Company may terminate this Agreement immediately upon delivery of written notice to LECI if the Company breaches Section 3 of this Agreement and such breach continues uncured for a period of thirty (30) days following delivery to Company of written notice of said breach. Notwithstanding the foregoing, LECI may terminate this Agreement without cause by providing not less than thirty (30) days written notice to the Company.

4.4          Duties Upon Termination. Upon termination of this Agreement for any reason, LECI shall, promptly deliver:

(a)	a final accounting, reflecting the balance of expenses incurred on behalf of the Company as of the date of termination; and

(b)

all documents pertaining to the Company or this Agreement, including but not limited to, all books of account, correspondence and contracts, provided that LECI shall be entitled thereafter to inspect, examine and copy all of the documents which it delivers in accordance with this provision at all reasonable times upon three (3) days' notice to the Company. LECI shall be entitled to retain copies of all books and records which may be required to enable LECI or Larsen to comply with any federal, state or local law or regulation.

4.5	Compensation of LECI on Termination.

(a)

Upon termination of this Agreement by the Company for cause, LECI shall be entitled to receive as its full and sole compensation in discharge of obligations of the Company to LECI under this Agreement all sums due and payable under this Agreement to the date of termination and LECI shall have no right to receive any further payments; provided, however, that the Company shall have the right to offset against any payment owing to LECI under this Agreement any damages, liabilities, costs or expenses suffered by the Company by reason of the fraud, gross negligence or willful act of LECI, to the extent such right has not been waived by the Company.

(b)	Upon termination of this Agreement by the Company without cause before the completion of the Phase I Capital Raise, LECI shall be entitled to a severance payment equivalent to one (1) month of the cash compensation fee specified in section 3.1(a). Any unvested options, shares or RSUs at the time of termination shall be cancelled and returned to treasury provided that Consultant shall have six (6) months from the date of termination to exercise any vested options. In addition to any hold periods or restrictions on the sale of RSU shares as required by applicable securities laws and regulations, the hold restriction on the sale of RSU shares issued to Larsen shall continue to apply with respect to 50% of the RSUs issued per grant; as to the other 50% of the RSUs issued per grant, the hold period shall be the lesser of one (1) year or the remaining period on the original two (2) year hold period.

(c)

Upon termination of this Agreement by the Company without cause after the completion of the Phase I Capital Raise but prior to completion of the initial twenty-four (24) month Term, LECI shall be entitled to a severance payment equivalent to four (4) months of the cash compensation fee specified in section 3.1(b). Any options, shares or RSUs unvested at the time of termination shall be cancelled and returned to treasury provided that Larsen shall have six (6) months from the date of termination to exercise any vested options. In addition to any hold periods or restrictions on the sale of RSU shares as required by applicable securities laws and regulations, the hold restriction on the sale of RSU shares issued to Larsen shall continue to apply with respect to 50% of the RSUs issued per grant; as to the other 50% of the RSUs issued per grant, the hold period shall be the lesser of one (1) year or the remaining period on the original two (2) year hold period.

(d)

Upon termination of this Agreement by LECI without cause prior to completion of the initial twenty four (24) month Term, LECI shall not be entitled to any severance payment. Any options, shares or RSUs unvested at the time of termination shall be cancelled and returned to treasury provided that Larsen shall have ninety (90) days from the date of termination to exercise any vested options. In addition to any hold periods or restrictions on the sale of RSU shares as required by applicable securities laws and regulations, the hold restriction on the sale of RSU shares issued to Larsen shall continue to apply with respect to 50% of the RSUs issued per grant; as to the other 50% of the RSUs issued per grant, the hold period shall be the lesser of one (1) year or the remaining period on the original two (2) year hold period.

ARTICLE V
CONFIDENTIALITY AND NON-COMPETITION

5.1          Maintenance of Confidential Information. Consultant acknowledges that in the course of its appointment hereunder Consultant will, either directly or indirectly, have access to and be entrusted with information (whether oral, written or by inspection) relating to the Company or its respective affiliates, associates or customers (the "Confidential Information"). For the purposes of this Agreement, "Confidential Information" includes, without limitation, any and all knowledge, developments, methods, techniques, processes, designs, documentation, data, specifications, technical reports, employee and contractor information, certain financial information, plans and any other thing or information. Consultant acknowledges that the Confidential Information includes proprietary rights, trade secrets, information which may be cause harm if publicly disclosed and information which disclosure is subject to securities laws. Accordingly, Consultant covenants and agrees that during the Term and for a period of twelve

(12) months following the termination, will keep in confidence the Confidential Information and shall not, unless disclosure is reasonably necessary in the carrying out the duties and responsibilities within in the best interests of the Company contemplated herein or otherwise required by securities law, disclose, use or otherwise disseminate the Confidential Information, directly or indirectly, to any third party without prior written consent of the Company in each instance.

5.2          Exceptions. The general prohibition contained in Section 5.1 against the unauthorized disclosure, use or dissemination of the Confidential Information shall not apply in respect of any Confidential Information that:

(a)	is available to the public generally in the form disclosed;

(b)	becomes part of the public domain through no fault of LECI;

(c)	was in the lawful possession of Consultant prior to commencing as a consultant for the Company; or

(d)

is compelled by applicable law to be disclosed, provided that LECI gives the Company prompt written notice of such requirement prior to such disclosure and provides assistance in obtaining an order protecting the Confidential Information from public disclosure.

5.3          Conflict of Interest. Consultant shall not undertake any work for third parties which would materially interfere with Consultant’s obligations under this Agreement during the Term of this Agreement, provided, however:

(a)

this shall not preclude LECI or Larsen from maintaining independent directorship in a third party company, where such company is not in conflict of interest with the Company, provided that LECI or Larsen shall disclose such directorship to the Company. It shall be a conflict of interest for LECI or Larsen to assume a directorship or a management role in any other project located in Bulgaria or in any coal bed methane plays in Europe; and

(b)

it is hereby acknowledged that Larsen is and continues to serve as Managing Director of Casterly Energy Limited, formerly known as Moroccoil Ventures Limited and that it shall not be a conflict of interest for him to continue in such role, provided, Larsen undertakes to keep the Company informed of the activities of Casterly Energy to avoid any conflicts of interest. Currently, Casterly Energy is dormant and has no activities. Larsen will ensure that his involvement in Casterly Energy will not materially impair his ability to fulfill his obligations to Park Place during the term of this Agreement.

5.4          Non-Competition. During the term of this Agreement, neither LECI nor Larsen shall accept any executive officer or key management position with anyother companies, provided, LECI shall be permitted to accept consulting engagements so long as such engagements do not conflict with the Company or its activities or with the performance of LECI or Larsen under this Agreement. LECI shall not provide any services of a similar nature or occupy any senior executive position for any third parties who are or may be in competition with the Company within a period of three (3) months after any termination of this Agreement (or subsequent agreements or extensions between Consultant and Company).

ARTICLE VI
DEVOTION TO CONTRACT

6.1          Devotion to Contract. Immediately following completion of the Phase I Capital Raise, Larsen shall devote sufficient time, attention, and ability to the business of the Company, and to any associated and subsidiary company, as is reasonably necessary for the proper performance of the Services pursuant to this Agreement. During the term of this Agreement, Consultant shall:

(a)	at all times perform the Services faithfully, diligently, to the best of its abilities and in the best interests of the Company;

(b)	devote such of its time, labour and attention to the business of the Company as is necessary for the proper performance of the Services hereunder; and

(c)	refrain from acting in any manner contrary to the best interests of the Company or contrary to the duties of LECI as contemplated herein.

6.2          Other Activities. LECI shall be precluded from acting in a function similar to that contemplated under this Agreement for any other person, firm or company unless expressly consented to by the Company.

ARTICLE VII
MISCELLANEOUS

7.1          Notices. All notices required or allowed to be given under this Agreement shall be made either personally by delivery to or by facsimile transmission to the address provided on the first page of this Agreement, or to such other address as may be designated from time to time by such party in writing.

7.2          Change of Address. Any party may, from time to time, change its address for service hereunder by written notice to the other party in the manner aforesaid.

7.3          Entire Agreement. As of from the date hereof, any and all previous agreements, written or oral between the parties hereto or on their behalf relating to the appointment of LECI by the Company are null and void. The parties hereto agree that they have expressed herein their entire understanding and agreement concerning the subject matter of this Agreement and it is expressly agreed that no implied covenant, condition, term or reservation or prior representation or warranty shall be read into this Agreement relating to or concerning the subject matter hereof or any matter or operation provided for herein.

7.4          Further Assurances. Each party hereto will promptly and duly execute and deliver to the other party such further documents and assurances and take such further action as such other party may from time to time reasonably request in order to more effectively carry out the intent and purpose of this Agreement and to establish and protect the rights and remedies created or intended to be created hereby.

7.5          Waiver. No provision hereof shall be deemed waived and no breach excused, unless such waiver or consent excusing the breach is made in writing and signed by the party to be charged with such waiver or consent. A waiver by a party of any provision of this Agreement shall not be construed as a waiver of a further breach of the same provision.

7.6          Amendments in Writing. No amendment, modification or rescission of this Agreement shall be effective unless set forth in writing and signed by the parties hereto.

7.7          Assignment. Except as herein expressly provided, the respective rights and obligations of LECI and the Company under this Agreement shall not be assignable by either party without the written consent of the other party and shall, subject to the foregoing, enure to the benefit of and be binding upon LECI and the Company and their permitted successors or assigns. Nothing herein expressed or implied is intended to confer on any person other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement.

7.8          Severability. In the event that any provision contained in this Agreement shall be declared invalid, illegal or unenforceable by a court or other lawful authority of competent jurisdiction, such provision shall be deemed not to affect or impair the validity or enforceability of any other provision of this Agreement, which shall continue to have full force and effect.

7.9          Headings. The headings in this Agreement are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

7.10         Enurement. This Agreement is intended to bind and enure to the benefit of the Company, its successors and assigns, and LECI and the personal legal representatives of LECI.

7.11         Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

7.12         Currency. Unless otherwise provided, all dollar amounts referred to in this Agreement are in lawful money of the United States of America.

7.13         Electronic Means. Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the effective date of this Agreement.

7.14         Proper Law. This Agreement will be governed by and construed in accordance with the law of the State of Nevada. The Parties hereby agree to submit to the jurisdiction of the Courts in the State of Nevada.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

PARK PLACE ENERGY CORP.

Per: /s/ Taisiia Popova
Name: Taisiia Popova
Position: Chief Financial Officer

LARSEN ENERGY CONSULTING, INC.

Per: /s/ Scott C. Larsen
Name: Scott C. Larsen
Position: President

/s/ Scott C. Larsen
SCOTT C. LARSEN